n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Second Quarter 2022 Financial Results;
Raises Full Year 2022 Adjusted EPS Financial Guidance

•Reports 2Q22 earnings per diluted common share of $5.48 on a GAAP basis, Adjusted EPS of $8.67; reports YTD 2022 EPS of $12.77 on a GAAP basis, $16.70 on an Adjusted basis
•Updates FY 2022 EPS guidance to 'approximately $20.30' on a GAAP basis; raises to 'approximately $24.75' on an Adjusted basis, representing growth of 20 percent over FY 2021 Adjusted EPS
•Reaffirms FY 2022 expected individual Medicare Advantage membership growth range of approximately 150,000 to 200,000

LOUISVILLE, KY (July 27, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per common share for the quarter ended June 30, 2022 (2Q22) versus the quarter ended June 30, 2021 (2Q21) and for the six months ended June 30, 2022 (YTD 2022) versus the six months ended June 30, 2021 (YTD 2021) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax results) In millions	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Generally Accepted Accounting Principles (GAAP)	$1,122	$738	$2,342	$1,778
Amortization associated with identifiable intangibles	18	15	36	30
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(8)	419	(29)	534
Transaction and integration costs	36	22	53	22
Change in fair market value of publicly-traded equity securities	62	(63)	170	22
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	203	—	203	—
Adjusted (non-GAAP)	$1,433	$1,131	$2,775	$2,386

Diluted earnings per common share (EPS)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$5.48	$4.55	$12.77	$10.94
Amortization associated with identifiable intangibles	0.11	0.09	0.22	0.18
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.05)	2.49	(0.18)	3.18
Transaction and integration costs	0.22	0.13	0.32	0.13
Change in fair market value of publicly-traded equity securities	0.37	(0.37)	1.03	0.13
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.23	—	1.23	—
Tax provision related to the pending sale of Kindred at Home's Hospice and Personal Care divisions	1.31	—	1.31	—
Adjusted (non-GAAP)	$8.67	$6.89	$16.70	$14.56

“We are pleased with our significant progress in growing the business, including our primary care clinics and our organic expansion of Medicaid membership, combined with the initial rollout of our value-based home care,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “In addition, our strong 2022 EPS growth of 20 percent, and the investments our one billion-dollar value initiative allowed us to make in our 2023 Medicare Advantage product offerings demonstrate our commitment to balancing our long-term membership and earnings growth targets.”
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 2Q22 to 2Q21 and YTD 2022 to YTD 2021.

Humana Inc. Summary of Results (dollars in millions, except per share amounts)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
CONSOLIDATED
Revenues - GAAP	$23,662	$20,645	$47,632	$41,313
Revenues - Adjusted	$23,724	$20,582	$47,802	$41,335
Pretax income - GAAP	$1,122	$738	$2,342	$1,778
Pretax income - Adjusted	$1,433	$1,131	$2,775	$2,386
Diluted EPS - GAAP	$5.48	$4.55	$12.77	$10.94
Diluted EPS - Adjusted	$8.67	$6.89	$16.70	$14.56
Benefits expense ratio - GAAP	85.8%	85.8%	86.1%	85.9%
Operating cost ratio - GAAP	13.4%	10.3%	12.7%	10.0%
Operating cost ratio - Adjusted	12.5%	10.3%	12.2%	10.0%
Operating cash flows - GAAP	$959	$360	$1,261	($477)
Parent company cash and short term investments	$800	$1,269
Debt-to-total capitalization	45.3%	32.6%

RETAIL SEGMENT
Revenues - GAAP	$20,946	$18,545	$42,297	$37,193
Benefits expense ratio - GAAP	87.0%	87.0%	87.5%	87.3%
Operating cost ratio - GAAP	8.2%	8.3%	8.1%	8.0%
Segment earnings - GAAP	$929	$836	$1,713	$1,630
Segment earnings - Adjusted	$932	$840	$1,721	$1,638

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,584	$1,718	$3,197	$3,455
Benefits expense ratio - GAAP	76.3%	82.6%	75.5%	78.6%
Operating cost ratio - GAAP	26.3%	23.9%	26.0%	23.4%
Segment earnings - GAAP	$101	$40	$233	$214
Segment earnings - Adjusted	$102	$41	$235	$216

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,962	$7,524	$17,650	$14,722
Operating cost ratio - GAAP	94.5%	95.8%	94.4%	95.9%
Segment earnings attributable to Humana- GAAP	$436	$311	$882	$580
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$486	$388	$985	$717

2022 Earnings Guidance
2Q22 Adjusted EPS of $8.67 represents 26 percent growth over 2Q21 and is approximately $1.00 higher than the company’s previous expectations. The outperformance was driven primarily by:
•better-than-anticipated medical cost trends in the company’s individual Medicare Advantage and Medicaid businesses, partially offset by higher than expected non-inpatient utilization in group Medicare Advantage; and
•lower-than-anticipated administrative costs, some of which was timing in nature.
Importantly, utilization in the company's core individual Medicare Advantage business is running favorable to expectations. The lower utilization trends and lack of COVID-19 headwind seen to date allow the company to raise its FY 2022 Adjusted EPS guide by $0.25 to ‘approximately $24.75’, while still maintaining a $0.50 EPS COVID-19 headwind for the back half of the year.
In addition, the revised guide contemplates the company making approximately $0.75 EPS of additional marketing and distribution investments in the back half of the year to further support its improved 2023 Medicare Advantage value proposition. Finally, the revised guide anticipates covering $0.65 EPS dilution related to the pending divestiture of the company's 60 percent ownership of Kindred at Home's Hospice and Personal Care divisions, which is expected to close in the third quarter.
The company’s updated full year guidance reflects a compelling 20 percent growth in adjusted earnings for FY 2022 while funding additional investments to support its long-term growth. If additional favorability emerges in the back half of the year, including the remaining $0.50 in embedded COVID-19 headwind, the company will be prudent in balancing investments key to long-term growth and additional shareholder returns in 2022. The company is focused on maximizing long-term value and will be transparent in its approach.

Additional FY 2022 guidance points are included in the table on page 20 of this earnings release.

Diluted earnings per common share	FY 2022 Guidance (f)	FY 2021 (g)
GAAP	approximately $20.30	$22.67
Amortization of identifiable intangibles	0.43	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.18)	3.56
Transaction and integration costs	0.63	0.72
Change in fair market value of publicly-traded equity securities	1.03	2.03
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.23	—
Tax provision related to the pending sale of Kindred at Home's Hospice and Personal Care divisions	1.31	—
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	approximately $24.75	$20.64

Management Transitions

After a long and successful career at Humana, Alan Wheatley, Retail Segment President, will be transitioning from his role at the end of the year. Humana proactively develops succession plans for key business leaders, and we are fortunate to have a number of seasoned leaders within the Retail organization who will take on expanded responsibilities, while we also initiate an external search for a new senior executive leader with a broader role. Alan will serve as a strategic advisor into next year to ensure a seamless transition. We will share more detail about these changes on our second quarter earnings call.

“Alan’s imprints on the company over the last 31 years are significant,” said Broussard. “He pioneered Humana as a leader in Medicare Advantage when the program was in its infancy and it’s a legacy that thrives and endures today.”
“The company has experienced rapid growth and transformation, and I’m incredibly proud to have been part of it,” said Wheatley. “It’s been an honor to work with the team to build a strong company, and one that’s guided by a purpose in helping millions of people achieve their best health. The company’s unique strategic position and strong execution capabilities, make for an exciting future beginning with our upcoming annual enrollment period.”

Humana Consolidated Highlights

Consolidated results (in millions, except per share amounts and percentages)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)

Revenues - GAAP	$23,662	$20,645	$47,632	$41,313
Revenues - Adjusted	$23,724	$20,582	$47,802	$41,335
Pretax income - GAAP	$1,122	$738	$2,342	$1,778
Pretax income - Adjusted	$1,433	$1,131	$2,775	$2,386
Diluted EPS - GAAP	$5.48	$4.55	$12.77	$10.94
Diluted EPS - Adjusted	$8.67	$6.89	$16.70	$14.56
Benefits expense ratio - GAAP	85.8%	85.8%	86.1%	85.9%
Operating cost ratio - GAAP	13.4%	10.3%	12.7%	10.0%
Operating cost ratio - Adjusted	12.5%	10.3%	12.2%	10.0%
Operating cash flows - GAAP	$959	$360	$1,261	($477)
Parent company cash and short term investments	$800	$1,269
Debt-to-total capitalization	45.3%	32.6%
Consolidated revenues
GAAP consolidated revenues for 2Q22 increased $3.02 billion, or 15 percent, from 2Q21. GAAP consolidated revenues for YTD 2022 increased $6.32 billion, or 15 percent, from YTD 2021.
The favorable year-over-year comparisons for both the quarter and the YTD period were primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth,
•higher per member individual Medicare Advantage premiums, and
•the impact of Kindred at Home revenues from external customers (prior to the third quarter of 2021, Kindred at Home's results were non-consolidating reflective of Humana's minority ownership interest).
These increases were partially offset by the following factors:
•declining year-over-year membership associated with the company's group commercial medical products,
•a reduction of sequestration relief in 2Q22 compared to 2Q21, and
•lower investment income in 2022 as a result of unfavorable fair value adjustments to the company's publicly-traded equity securities.

Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated revenues for the respective periods.
Consolidated benefits expense
The year-over-year quarterly and YTD comparisons reflect the anticipated lower favorable prior period medical claims reserve development (Prior Period Development) in 2022, offset by the favorable impact of higher per member individual Medicare Advantage premiums and lower admissions per thousand (APT) associated with the individual Medicare Advantage business in the current year.
Excluding the impact of the lower favorable Prior Period Development, the consolidated benefit ratio would have been 86.0 percent in 2Q22 compared to 86.6 percent in 2Q21, and 87.0 percent in YTD 2022 and 87.7 percent in YTD 2021.
Furthermore, the 2Q22 and YTD 2022 ratios reflect a shift in line of business mix with continued growth in certain government programs, which carry a higher benefits expense ratio, combined with a decline in Medicare stand-alone PDP and Group and Specialty membership, which have a lower benefits expense ratio.
Prior Period Medical Claims Reserve Development (Prior Period Development)
The higher levels of favorable Prior Period Development in 2021 reflected the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time to provide financial and administrative relief for providers facing unprecedented strain as a result of the pandemic.

Consolidated Favorable Prior Period Development, $ in millions Basis points (bps)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2022	$360	$37	$397
Decrease to benefits expense ratio	(160 bps)	(20 bps)	(90 bps)
Prior Period Development from prior years recognized in 2021	$555	$164	$719
Decrease to benefits expense ratio	(280 bps)	(80 bps)	(180 bps)
Consolidated operating expenses
The increases in the GAAP consolidated operating cost ratio from 2Q21 to 2Q22 and YTD 2021 to YTD 2022 primarily related to the following factors:
•the impact of the consolidation of Kindred at Home operations; the business has a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio; the operations added approximately 220 basis points and 210 basis points, respectively, to the 2Q22 and YTD 2022 consolidated operating cost ratios; and
•the $203 million impact in 2Q22 primarily related to asset and software impairment and abandonment, as a result of initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. The impacts of these charges were recorded at the corporate level and not allocated to the segments.
These increases were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated operating cost ratios for the respective periods.

Balance sheet
•Days in claims payable (DCP) of 46.0 days at June 30, 2022 represented an increase of 3.0 days from 43.0 days at March 31, 2022, and an increase of 1.0 day from 45.0 days at June 30, 2021.
Prior to the COVID-19 pandemic, the company typically reported a DCP of approximately 40 days.
Changes are outlined in the DCP rollforward on page S-18 of the statistical supplement included in this release.
•Humana's debt-to-total capitalization at June 30, 2022 decreased 50 basis points to 45.3 percent from 45.8 percent at March 31, 2022. The decrease primarily resulted from the impact of 2Q22 net earnings and commercial paper repayments, partially offset by the reduction in the value of the company's investment portfolio.
The company intends to use the majority of its proceeds resulting from the divestiture of Kindred at Home's Hospice and Personal Care divisions, which is expected to close in the third quarter of 2022, for the repayment of debt.
Operating cash flows

The year-over-year favorable comparison of operating cash flows, both in the quarter and YTD basis, reflect higher earnings in 2022, combined with the 2021 cash flow impact associated with the pay down of claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support.
Share repurchases

Year to Date
Total Number of Shares Repurchased	2,431,200*
Average Price Paid per Share	$411.32
Remaining Repurchase Authorization as of July 26, 2022	$2.00 billion
*Represents shares purchased under the previously announced January 2022 $1.00 billion accelerated stock purchase (ASR) program that is part of the $3.00 billion repurchase program authorized by the Board of Directors on February 18, 2021. Final settlement of the January 2022 ASR was completed during the first quarter of 2022.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition (LINET) prescription drug plan (PDP) program.

Retail segment results in millions, except percentages	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Revenues - GAAP	$20,946	$18,545	$42,297	$37,193
Benefits expense ratio - GAAP	87.0%	87.0%	87.5%	87.3%
Operating cost ratio - GAAP	8.2%	8.3%	8.1%	8.0%
Segment earnings - GAAP	$929	$836	$1,713	$1,630
Segment earnings - Adjusted	$932	$840	$1,721	$1,638

Retail segment revenues:
•The 2Q22 revenues for the Retail segment increased by $2.40 billion, or 13 percent, from 2Q21 primarily reflecting the following items:
◦individual Medicare Advantage and state-based contracts membership growth; and
◦higher per member individual Medicare Advantage premiums.
These factors were partially offset by a reduction of sequestration relief in 2Q22 compared to 2Q21.
•The YTD 2022 revenues for the Retail segment increased by $5.10 billion, or 14 percent, from YTD 2021 primarily related to the same items that impacted the year-over-year quarterly comparison.
Retail segment benefits expense:
The year-over-year quarterly and YTD comparisons reflect the anticipated lower favorable Prior Period Development in 2022, partially offset by the favorable impact of higher per member individual Medicare Advantage premiums and lower APT associated with the individual Medicare Advantage business in the current year.
Excluding the impact of the lower favorable Prior Period Development, the segment's benefit ratio would have been 87.2 percent in 2Q22 compared to 87.8 percent in 2Q21, and 88.4 percent in YTD 2022 and 89.0 percent in YTD 2021.
Furthermore, the 2Q22 and YTD 2022 ratios reflect a shift in line of business mix within the segment, with growth in individual Medicare Advantage and state-based contracts and other membership, which carry a higher benefits expense ratio, combined with a decline in Medicare stand-alone PDP, which has a lower benefits expense ratio.
Prior Period Development

Retail Segment Favorable Prior Period Development, $ in millions Basis points (bps)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2022	$328	$39	$367
Decrease to benefits expense ratio	(150 bps)	(20 bps)	(90 bps)
Prior Period Development from prior years recognized in 2021	$463	$156	$619
Decrease to benefits expense ratio	(250 bps)	(80 bps)	(170 bps)
Retail segment operating costs:
•The decrease in the segment's 2Q22 operating cost ratio from 2Q21 primarily reflects scale efficiencies associated with growth in the company's individual Medicare Advantage membership, partially offset by strategic investments to position the segment for long-term success.
•The year-over-year increase in the segment's ratio reflects strategic investments to position the segment for long-term success, as well as the impact of higher marketing spend in YTD 2022 to support individual Medicare Advantage growth. These factors were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.

Retail segment enrollment:

			Year-over-Year Change			YTD Change
	June 30, 2022	June 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Individual Medicare Advantage	4,555.1	4,341.6	213.5	4.9%	4,409.1	146.0	3.3%
Group Medicare Advantage	562.5	557.3	5.2	0.9%	560.6	1.9	0.3%
Total Medicare Advantage	5,117.6	4,898.9	218.7	4.5%	4,969.7	147.9	3.0%
Medicare stand-alone PDP	3,580.7	3,653.1	(72.4)	-2.0%	3,606.2	(25.5)	-0.7%
Total Medicare	8,698.3	8,552.0	146.3	1.7%	8,575.9	122.4	1.4%
State-based contracts and other	1,053.0	877.3	175.7	20.0%	940.1	112.9	12.0%
Medicare Supplement	317.4	330.4	(13.0)	-3.9%	331.9	(14.5)	-4.4%

Total Retail	10,068.7	9,759.7	309.0	3.2%	9,847.9	220.8	2.2%
Individual Medicare Advantage membership includes 661,200 Dual Eligible Special Need Plans (D-SNP) members as of June 30, 2022 a net increase of 128,300, or 24 percent, from 532,900 as of June 30, 2021, and up 85,100, or 15 percent, from 576,100 as of December 31, 2021.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.

Group and Specialty segment results in millions, except percentages	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Revenues - GAAP	$1,584	$1,718	$3,197	$3,455
Benefits expense ratio - GAAP	76.3%	82.6%	75.5%	78.6%
Operating cost ratio - GAAP	26.3%	23.9%	26.0%	23.4%
Segment earnings - GAAP	$101	$40	$233	$214
Segment earnings - Adjusted	$102	$41	$235	$216
Group and Specialty segment revenues:
•Revenues for the Group and Specialty segment in 2Q22 decreased $134 million, or 8 percent, from segment revenues in 2Q21. This decrease was primarily due to the anticipated decline in the company's fully-insured commercial medical and ASO commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
•YTD 2022 revenues for the Group and Specialty segment decreased $258 million, or 7 percent, from segment revenues in YTD 2021 primarily reflecting the same factors that impacted the year-over-year second quarter comparison.

Group and Specialty segment benefits expense:
The segment's 2Q22 and YTD 2022 benefit ratios decreased from the comparative ratios in 2021, primarily reflective of the following factors:
•the impact of the specialty product's lower benefit ratio, as the segment results now reflect a higher mix of the specialty business,
•company's pricing and benefit design efforts to address COVID-19 and increase profitability, and
•the less severe COVID-19 impact within the fully-insured commercial business due to the enrolled population's higher vaccination rate in 2022 compared to 2021.
These factors were partially offset by the anticipated lower Prior Period Development.
Excluding the impact of the lower Prior Period Development, the segment's benefit ratio would have been 76.2 percent in 2Q22 compared to 83.1 percent in 2Q21 and 76.6 percent in YTD 2022 compared to 81.9 percent in YTD 2021.
Prior Period Development

Group and Specialty Segment Favorable (Unfavorable) Prior Period Development $ in millions Basis points (bps)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2022	$32	$(2)	$30
(Decrease) increase to benefits expense ratio	(230 bps)	10 bps	(110 bps)
Prior Period Development from prior years recognized in 2021	$92	$8	$100
Decrease to benefits expense ratio	(600 bps)	(50 bps)	(330 bps)
Group and Specialty segment operating costs:
The year-over-year quarterly and YTD increases to the Group and Specialty segment's GAAP operating cost ratios were unfavorably affected by the following factors:
•the impact of membership declining at a greater rate than the decline in absolute administrative expenses within the segment leading to a greater proportion of expense to fully-insured premiums and services revenues,
•a greater proportion of the segment's membership being associated with the company's ASO commercial and Military services businesses; each of which have a higher operating cost ratio than the fully-insured commercial product, and
•investments in the Military services business across demonstration programs, partners service contracts and in preparation for the next generation of the United States Department of Defense's TRICARE contracts, as well as investments in the company's specialty business to promote growth.

Group and Specialty segment enrollment:

			Year-over-Year Change			YTD Change
	June 30, 2022	June 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Fully-insured commercial medical	595.4	706.1	(110.7)	-15.7%	674.6	(79.2)	-11.7%
ASO commercial	448.1	497.8	(49.7)	-10.0%	495.5	(47.4)	-9.6%
Military services	6,017.8	6,038.5	(20.7)	-0.3%	6,049.0	(31.2)	-0.5%
Total Group and Specialty	7,061.3	7,242.4	(181.1)	-2.5%	7,219.1	(157.8)	-2.2%

			Year-over-Year Change			YTD Change
Specialty Membership:	June 30, 2022	June 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Dental—fully-insured	2,463.2	2,578.0	(114.8)	-4.5%	2,543.4	(80.2)	-3.2%
Dental—ASO	284.6	277.1	7.5	2.7%	279.3	5.3	1.9%
Vision	1,998.0	2,067.5	(69.5)	-3.4%	2,062.0	(64.0)	-3.1%
Other supplemental benefits	410.6	404.9	5.7	1.4%	409.6	1.0	0.2%
Total Specialty Membership (h)	5,156.4	5,327.5	(171.1)	-3.2%	5,294.3	(137.9)	-2.6%

Humana’s Healthcare Services Segment
This segment includes pharmacy, provider, and home services, along with other services and capabilities to promote wellness and advance population health. The operations of the recently acquired full ownership of Kindred at Home, as well as the company's strategic partnerships with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers are also included in the Healthcare Services segment. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment results in millions, except percentages	2Q22	2Q21	YTD 2022	YTD 2021
Revenues - GAAP	$8,962	$7,524	$17,650	$14,722
Operating cost ratio - GAAP	94.5%	95.8%	94.4%	95.9%
Segment earnings attributable to Humana- GAAP	$436	$311	$882	$580
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$486	$388	$985	$717

Healthcare Services segment revenues:
Healthcare Services segment revenues in 2Q22 increased by $1.44 billion, or 19 percent, from segment revenues in 2Q21; YTD 2022 segment revenues increased by $2.93 billion, or 20 percent, from YTD 2021. The year-over-year increases were favorably impacted by the following factors:
◦the impact of Kindred at Home revenues (prior to the third quarter of 2021, Kindred at Home's results were non-consolidating reflective of Humana's minority ownership interest),
◦the company's individual Medicare Advantage and state-based contracts membership growth leading to higher pharmacy revenues,
◦impact of greater mail-order pharmacy penetration, and
◦higher revenues associated with growth in the company's provider business.
Healthcare Services segment operating costs:
The year-over-year declines in the segment's quarter and YTD operating cost ratios from 2021 to 2022 primarily represent the consolidated impact of the Kindred at Home operations that have a lower operating cost ratio than other businesses within the segment, combined with a favorable impact to the ratio related to the company's pharmacy operations.
See additional operational metrics for the Healthcare Services segment on pages S-15 through S-17 of the statistical supplement included in this release.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - https://register.vevent.com/register/BI9b70f6bf789c4b3fac9c5b4341adec6a.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call. A webcast of the 2Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.

Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 2Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.11 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $3 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $8 million pretax, or $0.05 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $36 million pretax, or $0.22 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $62 million pretax, or $0.37 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.
•Charges of $203 million pretax, or $1.23 per diluted common share, primarily related to asset and software impairment and abandonment, as a result of initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Impact of $1.31 per diluted common share related to the recognition of a deferred tax liability in connection with the held-for-sale classification of Kindred at Home's Hospice and Personal Care divisions resulting from the company's pending sale of the business. EPS is the only GAAP measure affected in this release.

Consolidated revenues (in millions)	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$23,662	$20,645	$47,632	$41,313
Change in fair market value of publicly-traded equity securities	62	(63)	170	22
Adjusted (non-GAAP)	$23,724	$20,582	$47,802	$41,335

Operating cost ratio	2Q22 (a)	2Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	13.4%	10.3%	12.7%	10.0%
Transaction and integration costs	(0.1)%	—%	(0.1)%	—%
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	(0.8)%	—%	(0.4)%	—%
Adjusted (non-GAAP)	12.5%	10.3%	12.2%	10.0%

(b) 2Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $15 million pretax, or $0.09 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $419 million pretax, or $2.49 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $22 million, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $63 million pretax, or $0.37 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.

(c) YTD 2022 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $36 million pretax, or $0.22 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $8 million in the Retail segment and $2 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $29 million pretax, or $0.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $53 million pretax, or $0.32 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $170 million pretax, or $1.03 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•Charges of $203 million pretax, or $1.23 per diluted common share, primarily related to asset and software impairment and abandonment, as a result of initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Impact of $1.31 per diluted common share related to the recognition of a deferred tax liability in connection with the held-for-sale classification of Kindred at Home's Hospice and Personal Care divisions resulting from the company's pending sale of the business. EPS is the only GAAP measure affected in this release.

d) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $30 million pretax, or $0.18 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $8 million in the Retail segment and $2 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $534 million, or $3.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs of approximately $22 million, or $0.13 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $22 million, or $0.13 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.

(e) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

Healthcare Services segment results (in millions)	2Q22	2Q21	YTD 2022	YTD 2021
Segment earnings attributable to Humana- GAAP	$436	$311	$882	$580
Depreciation and amortization expense	50	46	103	91
Interest and taxes	—	31	—	46
Adjusted EBITDA	$486	$388	$985	$717

(f) FY 2022 projected Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.43 per diluted common share.
•Put/call valuation adjustments of approximately $0.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments. FY 2022 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Transaction and integration costs of approximately $0.63 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $1.03 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.
•Estimated charges of $1.23 per diluted common share, primarily associated with initiatives undertaken related to the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. FY 2022 GAAP EPS guidance excludes the future impact of potential charges related to the value creation plan.
•Impact of $1.31 per diluted common share related to the recognition of a deferred tax liability in connection with the held-for-sale classification of Kindred at Home's Hospice and Personal Care divisions resulting from the company's pending sale of the business.

(g) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of approximately $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021.
•Transaction and integration costs of approximately $0.72 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $2.03 per diluted common share.

(h) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.

•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2021;
•Form 10-Q for the quarter ended March 31, 2022; and
•Form 8-Ks filed during 2022.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc. Full Year 2022 Projections - AS OF JULY 27, 2022 in accordance with GAAP unless otherwise noted
	Update from Previous Guidance	Previous Guidance	Comments
Diluted earnings per common share
GAAP	approximately $20.30	approximately $22.98	Non-GAAP Adjustments noted in footnote (f).
Adjustments	$4.45	$1.52
Non-GAAP	approximately $24.75	approximately $24.50

Total Revenues
Consolidated	no change	$91.6 billion to $93.2 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Retail segment	$81.7 billion to $82.4 billion	$81.2 billion to $82.2 billion
Group and Specialty segment	$6.0 billion to $6.5 billion	$6.2 billion to $6.7 billion
Healthcare Services segment	$35.4 billion to $35.9 billion	$35.8 billion to $36.3 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	no change	Up 150,000 to 200,000
Group Medicare Advantage	no change	Generally flat
Medicare stand-alone PDP	no change	Down 100,000
State-based contracts	Up 75,000 to 100,000	Down 25,000 to 50,000	State-based contracts guidance includes membership in Florida, Kentucky, Illinois, Wisconsin, South Carolina, and Ohio. Assumes Public Health Emergency (PHE) will end in October 2022.
Group commercial medical	Down approximately 200,000	Down 125,000 to 165,000	Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio
Retail segment	no change	86.6% to 87.6%	Ratio calculation: benefits expense as a percent of premiums revenues.
Group and Specialty segment	no change	78.3% to 78.8%

Consolidated Operating Cost Ratio
GAAP	no change	13.3% to 14.3%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.
Adjusted	13.0% to 13.5%	13.2% to 14.2%	Adjusted range excludes the impact of transaction and integration costs and charges associated with productivity initiatives related to the value creation plan as described in footnote (f).

Segment Results
Retail earnings	no change	$2.35 billion to $2.55 billion	No material impact to segment earnings anticipated from non-GAAP adjustments.
Group and Specialty earnings	no change	$185 million to $285 million
Healthcare Services Adjusted EBITDA	no change	$1.725 billion to $1.875 billion

Effective Tax Rate	no change	23.3% to 23.9%
Weighted Avg. Share Count for Diluted EPS	no change	127.1 million to 128.1 million
Cash flows from operations	no change	$3.0 billion to $3.5 billion
Capital expenditures	no change	~$1.3 billion

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q22 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 2Q22 Earnings Release
Contents

(S-3 - S-4)	Consolidated Statements of Income
(S-5)	Consolidated Balance Sheets
(S-6 - S-7)	Consolidated Statements of Cash Flows
(S-8 - S-9)	Consolidating Statements of Income - Quarter
(S-10 - S-11)	Consolidating Statements of Income - Six Months Ended June 30
(S-12)	Membership Detail
(S-13 - S-14)	Premiums and Services Revenue Detail
(S-15 - S-17)	Healthcare Services Segment - Pharmacy, Provider Services, & Home Solutions
(S-18)	Benefits Payable Statistics
(S-19)	Footnotes

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended June 30,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$22,266	$19,978	$2,288	11.5%
Services	1,349	491	858	174.7%
Investment income	47	176	(129)	-73.3%
Total revenues	23,662	20,645	3,017	14.6%
Operating expenses:
Benefits	19,099	17,149	1,950	11.4%
Operating costs	3,173	2,116	1,057	50.0%
Depreciation and amortization	175	144	31	21.5%
Total operating expenses	22,447	19,409	3,038	15.7%
Income from operations	1,215	1,236	(21)	-1.7%
Interest expense	101	79	22	27.8%
Other (income) expense, net (A)	(8)	419	427	101.9%
Income before income taxes and equity in net earnings	1,122	738	384	52.0%
Provision for income taxes	427	183	244	133.3%
Equity in net earnings (B)	2	33	(31)	-93.9%
Net income	697	588	109	18.5%
Less: Net loss attributable to noncontrolling interests	(1)	—	(1)	n/a
Net income attributable to Humana	$696	$588	$108	18.4%
Basic earnings per common share	$5.50	$4.57	$0.93	20.4%
Diluted earnings per common share	$5.48	$4.55	$0.93	20.4%
Shares used in computing basic earnings per common share (000’s)	126,523	128,692
Shares used in computing diluted earnings per common share (000’s)	127,084	129,387

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the six months ended June 30,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$44,969	$40,102	$4,867	12.1%
Services	2,613	957	1,656	173.0%
Investment income	50	254	(204)	-80.3%
Total revenues	47,632	41,313	6,319	15.3%
Operating expenses:
Benefits	38,724	34,445	4,279	12.4%
Operating costs	6,059	4,123	1,936	47.0%
Depreciation and amortization	345	286	59	20.6%
Total operating expenses	45,128	38,854	6,274	16.1%
Income from operations	2,504	2,459	45	1.8%
Interest expense	191	147	44	29.9%
Other (income) expense, net (A)	(29)	534	563	105.4%
Income before income taxes and equity in net earnings	2,342	1,778	564	31.7%
Provision for income taxes	713	416	297	71.4%
Equity in net (losses) earnings (B)	(2)	54	(56)	-103.7%
Net income	1,627	1,416	211	14.9%
Less: Net loss attributable to noncontrolling interests	(1)	—	(1)	n/a
Net income attributable to Humana	$1,626	$1,416	$210	14.8%
Basic earnings per common share	$12.83	$11.00	$1.83	16.6%
Diluted earnings per common share	$12.77	$10.94	$1.83	16.7%
Shares used in computing basic earnings per common share (000’s)	126,730	128,811
Shares used in computing diluted earnings per common share (000’s)	127,279	129,469

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	June 30,	December 31,	Year-to-Date Change
	2022	2021	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$5,153	$3,394
Investment securities	13,037	13,192
Receivables, net	3,369	1,814
Other current assets	5,393	6,493
Current assets held-for-sale	265	—
Total current assets	27,217	24,893	$2,324	9.3%
Property and equipment, net	3,121	3,073
Long-term investment securities	380	780
Equity method investments	174	141
Goodwill	8,911	11,092
Other long-term assets	3,690	4,379
Long-term assets held-for-sale	3,327	—
Total assets	$46,820	$44,358	$2,462	5.6%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$9,650	$8,289
Trade accounts payable and accrued expenses	5,787	4,509
Book overdraft	391	326
Unearned revenues	264	254
Short-term debt	1,541	1,953
Current liabilities held-for-sale	206	—
Total current liabilities	17,839	15,331	$2,508	16.4%
Long-term debt	11,290	10,541
Other long-term liabilities	1,907	2,383
Long-term liabilities held-for-sale	274	—
Total liabilities	31,310	28,255	$3,055	10.8%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,666,598 issued at June 30, 2022	33	33
Capital in excess of par value	3,153	3,082
Retained earnings	24,511	23,086
Accumulated other comprehensive (loss) income	(1,051)	42
Treasury stock, at cost, 72,112,900 shares at June 30, 2022	(11,156)	(10,163)
Noncontrolling interests	20	23
Total stockholders’ equity	15,510	16,103	$(593)	-3.7%
Total liabilities and stockholders’ equity	$46,820	$44,358	$2,462	5.6%
Debt-to-total capitalization ratio	45.3%	43.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended June 30,
	2022	2021	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$697	$588
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on investment securities, net	61	(76)
Equity in net earnings	(2)	(33)
Impairment on property and equipment	140	—
Depreciation	188	155
Amortization	21	15
Stock-based compensation	50	45
Provision for deferred income taxes	167	—
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(373)	(236)
Other assets	(27)	216
Benefits payable	272	(166)
Other liabilities	(230)	(150)
Unearned revenues	(24)	(2)
Other, net	19	4
Net cash provided by operating activities	959	360	$599	166.4%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(93)	(202)
Purchases of property and equipment, net	(279)	(329)
Purchases of investment securities	(1,078)	(1,587)
Maturities of investment securities	359	935
Proceeds from sales of investment securities	69	468
Net cash used in investing activities	(1,022)	(715)	($307)	-42.9%
Cash flows from financing activities
Receipts from contract deposits, net	601	168
Repayment of commercial paper, net	(153)	(95)
Debt issue costs	(1)	(21)
Change in book overdraft	74	(107)
Common stock repurchases	(4)	(3)
Dividends paid	(100)	(90)
Other	2	4
Net cash provided by (used in) financing activities	419	(144)	$563	391.0%
Increase (decrease) in cash and cash equivalents	356	(499)
Cash and cash equivalents at beginning of period	4,864	3,877
Cash and cash equivalents at end of period (1)	$5,220	$3,378

(1) Includes $67 million of cash and cash equivalents classified as held-for-sale at June 30, 2022.

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the six months ended June 30,
	2022	2021	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$1,627	$1,416
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (gain) on investment securities, net	137	(86)
Equity in net losses (earnings)	2	(54)
Impairment of property and equipment	140	—
Depreciation	369	308
Amortization	45	30
Stock-based compensation	93	84
Provision for deferred income taxes	167	—
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,733)	(1,285)
Other assets	(655)	(879)
Benefits payable	1,361	300
Other liabilities	(333)	(301)
Unearned revenues	10	5
Other, net	31	(15)
Net cash provided by (used in) operating activities	1,261	(477)	$1,738	364.4%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(167)	(325)
Purchases of property and equipment, net	(574)	(619)
Purchases of investment securities	(3,239)	(5,307)
Maturities of investment securities	947	1,627
Proceeds from sales of investment securities	1,363	2,421
Net cash used in investing activities	(1,670)	(2,203)	$533	24.2%
Cash flows from financing activities
Receipts from contract deposits, net	3,076	1,183
Proceeds from issuance of senior notes, net	744	—
(Repayment) proceeds from the issuance of commercial paper, net	(418)	508
Debt issue costs	(2)	(21)
Change in book overdraft	65	(84)
Common stock repurchases	(1,028)	(33)
Dividends paid	(191)	(173)
Proceeds from stock option exercises and other	(11)	5
Net cash provided by financing activities	2,235	1,385	$850	61.4%
Increase (decrease) in cash and cash equivalents	1,826	(1,295)
Cash and cash equivalents at beginning of period	3,394	4,673
Cash and cash equivalents at end of period (1)	$5,220	$3,378
(1) Includes $67 million of cash and cash equivalents classified as held-for-sale at June 30, 2022.

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2022
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$16,692	$—	$—	$—	$16,692
Group Medicare Advantage	1,857	—	—	—	1,857
Medicare stand-alone PDP	606	—	—	—	606
Total Medicare	19,155	—	—	—	19,155
Fully-insured	185	943	—	—	1,128
Specialty	—	427	—	—	427
Medicaid and other (C)	1,556	—	—	—	1,556
Total premiums	20,896	1,370	—	—	22,266
Services revenue:
Home solutions (D)	—	—	752	—	752
Pharmacy solutions	—	—	256	—	256
Provider services	—	—	137	—	137
ASO and other (E)	8	196	—	—	204
Total services revenue	8	196	1,145	—	1,349
Total revenues—external customers	20,904	1,566	1,145	—	23,615
Intersegment revenues
Services	—	14	5,327	(5,341)	—
Products	—	—	2,489	(2,489)	—
Total intersegment revenues	—	14	7,816	(7,830)	—
Investment income	42	4	1	—	47
Total revenues	20,946	1,584	8,962	(7,830)	23,662
Operating expenses:
Benefits	18,182	1,045	—	(128)	19,099
Operating costs	1,712	415	8,469	(7,423)	3,173
Depreciation and amortization	131	23	50	(29)	175
Total operating expenses	20,025	1,483	8,519	(7,580)	22,447
Income (loss) from operations	921	101	443	(250)	1,215
Interest expense	—	—	—	101	101
Other income, net (A)	—	—	—	(8)	(8)
Income (loss) before income taxes and equity in net earnings	921	101	443	(343)	1,122
Equity in net earnings (losses) (B)	8	—	(6)	—	2
Segment earnings (loss)	929	101	437	(343)	1,124
Less: noncontrolling interests	—	—	(1)	—	(1)
Segment earnings (loss) attributable to Humana	$929	$101	$436	$(343)	$1,123
Benefit ratio	87.0%	76.3%			85.8%
Operating cost ratio	8.2%	26.3%	94.5%		13.4%

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,585	$—	$—	$—	$14,585
Group Medicare Advantage	1,775	—	—	—	1,775
Medicare stand-alone PDP	662	—	—	—	662
Total Medicare	17,022	—	—	—	17,022
Fully-insured	182	1,078	—	—	1,260
Specialty	—	432	—	—	432
Medicaid and other (C)	1,264	—	—	—	1,264
Total premiums	18,468	1,510	—	—	19,978
Services revenue:
Home solutions (D)	—	—	25	—	25
Pharmacy solutions	—	—	163	—	163
Provider services	—	—	97	—	97
ASO and other (E)	12	194	—	—	206
Total services revenue	12	194	285	—	491
Total revenues—external customers	18,480	1,704	285	—	20,469
Intersegment revenues
Services	—	10	4,977	(4,987)	—
Products	—	—	2,261	(2,261)	—
Total intersegment revenues	—	10	7,238	(7,248)	—
Investment income	65	4	1	106	176
Total revenues	18,545	1,718	7,524	(7,142)	20,645
Operating expenses:
Benefits	16,068	1,247	—	(166)	17,149
Operating costs	1,533	409	7,205	(7,031)	2,116
Depreciation and amortization	108	22	41	(27)	144
Total operating expenses	17,709	1,678	7,246	(7,224)	19,409
Income from operations	836	40	278	82	1,236
Interest expense	—	—	—	79	79
Other expense, net (A)	—	—	—	419	419
Income (loss) before income taxes and equity in net earnings	836	40	278	(416)	738
Equity in net earnings (B)	—	—	33	—	33
Segment (loss) earnings	$836	$40	$311	$(416)	$771
Benefit ratio	87.0%	82.6%			85.8%
Operating cost ratio	8.3%	23.9%	95.8%		10.3%

Humana Inc.
Consolidating Statements of Income—For the six months ended June 30, 2022
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$33,744	$—	$—	$—	$33,744
Group Medicare Advantage	3,732	—	—	—	3,732
Medicare stand-alone PDP	1,245	—	—	—	1,245
Total Medicare	38,721	—	—	—	38,721
Fully-insured	367	1,915	—	—	2,282
Specialty	—	856	—	—	856
Medicaid and other (C)	3,110	—	—	—	3,110
Total premiums	42,198	2,771	—	—	44,969
Services revenue:
Home solutions (D)	—	—	1,478		1,478
Pharmacy solutions	—	—	480	—	480
Provider services	—	—	250	—	250
ASO and other (E)	14	391	—	—	405
Total services revenue	14	391	2,208	—	2,613
Total revenues—external customers	42,212	3,162	2,208	—	47,582
Intersegment revenues
Services	—	28	10,504	(10,532)	—
Products	—	—	4,935	(4,935)	—
Total intersegment revenues	—	28	15,439	(15,467)	—
Investment income (loss)	85	7	3	(45)	50
Total revenues	42,297	3,197	17,650	(15,512)	47,632
Operating expenses:
Benefits	36,932	2,091	—	(299)	38,724
Operating costs	3,406	828	16,654	(14,829)	6,059
Depreciation and amortization	254	45	103	(57)	345
Total operating expenses	40,592	2,964	16,757	(15,185)	45,128
Income (loss) from operations	1,705	233	893	(327)	2,504
Interest expense	—	—	—	191	191
Other income, net (A)	—	—	—	(29)	(29)
Income (loss) before income taxes and equity in net earnings	1,705	233	893	(489)	2,342
Equity in net earnings (losses) (B)	8	—	(10)	—	(2)
Segment earnings (loss)	1,713	233	883	(489)	2,340
Less: noncontrolling interests	—	—	(1)	—	(1)
Segment earnings (loss) attributable to Humana	$1,713	$233	$882	$(489)	$2,339
Benefit ratio	87.5%	75.5%			86.1%
Operating cost ratio	8.1%	26.0%	94.4%		12.7%

Humana Inc.
Consolidating Statements of Income—For the six months ended June 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$29,400	$—	$—	$—	$29,400
Group Medicare Advantage	3,530	—	—	—	3,530
Medicare stand-alone PDP	1,326	—	—	—	1,326
Total Medicare	34,256	—	—	—	34,256
Fully-insured	360	2,177	—	—	2,537
Specialty	—	866	—	—	866
Medicaid and other (C)	2,443	—	—	—	2,443
Total premiums	37,059	3,043	—	—	40,102
Services revenue:
Home solutions (D)	—	—	49		49
Pharmacy solutions	—	—	319	—	319
Provider services	—	—	188	—	188
ASO and other (E)	17	384	—	—	401
Total services revenue	17	384	556	—	957
Total revenues—external customers	37,076	3,427	556	—	41,059
Intersegment revenues
Services	—	20	9,751	(9,771)	—
Products	—	—	4,413	(4,413)	—
Total intersegment revenues	—	20	14,164	(14,184)	—
Investment income	117	8	2	127	254
Total revenues	37,193	3,455	14,722	(14,057)	41,313
Operating expenses:
Benefits	32,367	2,392	—	(314)	34,445
Operating costs	2,984	806	14,115	(13,782)	4,123
Depreciation and amortization	212	43	81	(50)	286
Total operating expenses	35,563	3,241	14,196	(14,146)	38,854
Income from operations	1,630	214	526	89	2,459
Interest expense	—	—	—	147	147
Other expense, net (A)	—	—	—	534	534
Income (loss) before income taxes and equity in net earnings	1,630	214	526	(592)	1,778
Equity in net earnings (B)	—	—	54	—	54
Segment earnings (loss)	$1,630	$214	$580	$(592)	$1,832
Benefit ratio	87.3%	78.6%			85.9%
Operating cost ratio	8.0%	23.4%	95.9%		10.0%

Humana Inc.
Membership Detail
In thousands

				Year-over-Year Change			YTD Change
	June 30, 2022	Average 2Q22	June 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,555.1	4,545.7	4,341.6	213.5	4.9%	4,409.1	146.0	3.3%
Group Medicare Advantage	562.5	562.4	557.3	5.2	0.9%	560.6	1.9	0.3%
Total Medicare Advantage	5,117.6	5,108.1	4,898.9	218.7	4.5%	4,969.7	147.9	3.0%
Medicare stand-alone PDP	3,580.7	3,585.3	3,653.1	(72.4)	-2.0%	3,606.2	(25.5)	-0.7%
Total Medicare	8,698.3	8,693.4	8,552.0	146.3	1.7%	8,575.9	122.4	1.4%
State-based contracts and other (F)	1,053.0	1,038.2	877.3	175.7	20.0%	940.1	112.9	12.0%
Medicare Supplement	317.4	317.7	330.4	(13.0)	-3.9%	331.9	(14.5)	-4.4%
Total Retail	10,068.7	10,049.3	9,759.7	309.0	3.2%	9,847.9	220.8	2.2%
Group and Specialty
Fully-insured commercial medical	595.4	606.6	706.1	(110.7)	-15.7%	674.6	(79.2)	-11.7%
ASO commercial	448.1	448.6	497.8	(49.7)	-10.0%	495.5	(47.4)	-9.6%
Military services	6,017.8	6,021.0	6,038.5	(20.7)	-0.3%	6,049.0	(31.2)	-0.5%
Total Group and Specialty	7,061.3	7,076.2	7,242.4	(181.1)	-2.5%	7,219.1	(157.8)	-2.2%
Total Medical Membership	17,130.0	17,125.5	17,002.1	127.9	0.8%	17,067.0	63.0	0.4%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (G)	2,463.2	2,470.3	2,578.0	(114.8)	-4.5%	2,543.4	(80.2)	-3.2%
Dental—ASO	284.6	285.0	277.1	7.5	2.7%	279.3	5.3	1.9%
Vision	1,998.0	2,002.2	2,067.5	(69.5)	-3.4%	2,062.0	(64.0)	-3.1%
Other supplemental benefits (H)	410.6	409.6	404.9	5.7	1.4%	409.6	1.0	0.2%
Total Specialty Membership	5,156.4	5,167.1	5,327.5	(171.1)	-3.2%	5,294.3	(137.9)	-2.6%

	June 30, 2022	Member Mix June 30, 2022	June 30, 2021	Member Mix June 30, 2021
Individual Medicare Advantage Membership
HMO	2,624.8	58%	2,573.2	59%
PPO/PFFS	1,930.3	42%	1,768.4	41%
Total Individual Medicare Advantage	4,555.1	100%	4,341.6	100%
Individual Medicare Advantage Membership (I) (J)
Shared Risk (K)	1,545.3	34%	1,386.8	32%
Path to Risk (L)	1,550.0	34%	1,527.5	35%
Total Value-based	3,095.3	68%	2,914.3	67%
Other	1,455.8	32%	1,427.3	33%
Total Individual Medicare Advantage	4,551.1	100%	4,341.6	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended June 30,				Per Member per Month (O) For the three months ended June 30,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$16,692	$14,585	$2,107	14.4%	$1,224	$1,124
Group Medicare Advantage	1,857	1,775	82	4.6%	1,101	1,062
Medicare stand-alone PDP	606	662	(56)	-8.5%	56	60
State-based contracts and other (C)	1,556	1,264	292	23.1%	500	485
Medicare Supplement	185	182	3	1.6%	194	184
Other services	8	12	(4)	-33.3%
Total Retail	20,904	18,480	2,424	13.1%
Group and Specialty
Fully-insured commercial medical	943	1,078	(135)	-12.5%	518	505
Specialty (M)	427	432	(5)	-1.2%	29	29
Commercial ASO & other services (E)	82	80	2	2.5%
Military services (N)	128	124	4	3.2%
Total Group and Specialty	1,580	1,714	(134)	-7.8%
Healthcare Services
Pharmacy solutions	7,081	6,621	460	6.9%
Provider services	914	739	175	23.7%
Home solutions (D)	966	163	803	492.6%
Total Healthcare Services	8,961	7,523	1,438	19.1%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the six months ended June 30,				Per Member per Month (O) For the six months ended June 30,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$33,744	$29,400	$4,344	14.8%	$1,238	$1,139
Group Medicare Advantage	3,732	3,530	202	5.7%	1,106	1,056
Medicare stand-alone PDP	1,245	1,326	(81)	-6.1%	58	60
State-based contracts and other (C)	3,110	2,443	667	27.3%	508	480
Medicare Supplement	367	360	7	1.9%	192	182
Other services	14	17	(3)	-17.6%
Total Retail	42,212	37,076	5,136	13.9%
Group and Specialty
Fully-insured commercial medical	1,915	2,177	(262)	-12.0%	516	504
Specialty (M)	856	866	(10)	-1.2%	29	29
Commercial ASO & other services (E)	164	158	6	3.8%
Military services (N)	255	246	9	3.7%
Total Group and Specialty	3,190	3,447	(257)	-7.5%
Healthcare Services
Pharmacy solutions	13,978	12,994	984	7.6%
Provider services	1,775	1,416	359	25.4%
Home solutions (D)	1,894	310	1,584	511.0%
Total Healthcare Services	17,647	14,720	2,927	19.9%

Humana Inc.
Healthcare Services Segment - Pharmacy Solutions
Script volume in thousands

	For the three months ended June 30, 2022	For the three months ended June 30, 2021	Year-over-Year Difference		For the three months ended March 31, 2022	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.5%	0.1%		91.5%	0.1%
Group and Specialty	88.7%	88.5%	0.2%		89.2%	-0.5%

Mail-Order Penetration
Retail	30.7%	30.1%	0.6%		30.1%	0.6%
Group and Specialty	6.9%	6.2%	0.7%		7.0%	-0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (P)	133,300	129,000	4,300	3.3%	130,900	2,400	1.8%

	For the six months ended June 30, 2022	For the six months ended June 30, 2021	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.5%	—%
Group and Specialty	88.9%	88.6%	0.3%

Mail-Order Penetration
Retail	30.5%	29.8%	0.7%
Group and Specialty	7.0%	6.1%	0.9%
			Difference	Percentage Change
Script volume (P)	264,200	254,500	9,700	3.8%

Humana Inc.
Healthcare Services Segment - Provider Services (Q)

	As of June 30, 2022			As of June 30, 2021			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (R)	Count	Providers	Served (R)	Count	Providers	Served
De novo	40	76	15,500	24	43	6,900	66.7%	76.7%	124.6%
Wholly-owned	182	543	163,500	148	437	145,400	23.0%	24.3%	12.4%
Independent Physician Associations			61,100			61,200			(0.2)%
	222	619	240,100	172	480	213,500	29.1%	29.0%	12.5%

	December 31, 2021			YTD Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (R)	Count	Providers	Served
De novo	32	66	10,100	25.0%	15.2%	53.5%
Wholly-owned	174	473	167,600	4.6%	14.8%	(2.4)%
Independent Physician Associations			57,100			7.0%
	206	539	234,800	7.8%	14.8%	2.3%

Humana Inc.
Healthcare Services Segment - Home Solutions

	For the quarter ended June 30, 2022	For the quarter ended June 30, 2021	Year-over-Year Growth

Episodic Admissions (S)	68,556	66,466	3.1%
Total Admissions - Same Store (T)	88,134	84,006	4.9%

	For the six months ended June 30, 2022	For the six months ended June 30, 2021	Year-over-Year Growth

Episodic Admissions (S)	138,922	134,444	3.3%
Total Admissions - Same Store (T)	178,100	169,753	4.9%

	June 30, 2022	June 30, 2021	Year-over-Year Growth
Members covered by a value-based home care model	330,900	270,600	22.3%

Humana Inc.
Benefits Payable Statistics (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2021	45.0	(6.2)	-12.1%
9/30/2021	46.5	(1.9)	-3.9%
12/31/2021	43.7	(2.5)	-5.4%
3/31/2022	43.0	(2.0)	-4.4%
6/30/2022	46.0	1.0	2.2%

Change in Days in Claims Payable (DCP) (V)	1Q 2022	2Q 2022	YTD 2022	2Q 2021	Last Twelve Months
DCP—beginning of period	43.7	43.0	43.7	45.0	45.0
Components of change in DCP:
Provider accruals (W)	0.8	1.9	2.7	0.4	0.9
Medical fee-for-service (X)	(3.1)	1.6	(1.5)	0.1	(0.5)
Pharmacy (Y)	1.7	(0.9)	0.8	(0.3)	(0.2)
Processed claims inventory (Z)	0.1	0.3	0.4	(0.2)	0.7
Other (AA)	(0.2)	0.1	(0.1)	—	0.1
DCP—end of period	43.0	46.0	46.0	45.0	46.0
Total change from beginning of period	(0.7)	3.0	2.3	—	1.0

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q22 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings (loss) associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)Reflects results from the company's home health and hospice lines of business, including the consolidated impact of Kindred at Home operations in 2022.
(E)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(F)Membership includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contracting entity.
(G)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(H)Other supplemental benefits include group life policies.
(I)Members and plans connected to Humana's 2021 Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(J)The following table depicts the value-based primary care providers that are associated with Humana's individual Medicare Advantage membership in a value-based care arrangement.

Value-based Primary Care Providers
	June 30, 2022	June 30, 2021	Difference		December 31, 2021	Difference
Shared Risk (K)
Proprietary	1,200	1,000	200	20.0%	1,400	(200)	-14.3%
Contracted	29,900	26,500	3,400	12.8%	26,800	3,100	11.6%
Path to Risk (L)	44,500	45,800	(1,300)	-2.8%	45,900	(1,400)	-3.1%
Total Value-based	75,600	73,300	2,300	3.1%	74,100	1,500	2.0%
(K)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(L)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(M)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(N)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(O)Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
(P)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(Q)De novo refers to all new centers opened since 2020 under a WCAS joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
(R)Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
(S)Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
(T)Reflects all patient admissions regardless of reimbursement model.
(U)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(V)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(W)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(X)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(Y)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Z)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(AA)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.